Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (No. 333-290429) of Solana Company of our report dated March 25, 2025, relating to the consolidated financial statements of Solana Company (formerly known as Helius Medical Technologies, Inc. (the "Company")) (which report expresses an unqualified opinion), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2024, filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Baker Tilly US, LLP

Minneapolis, Minnesota

March 30, 2026